As filed with the Securities and Exchange Commission on February 19, 2016

Registration Statement File No. 333-59812

Registration Statement File No. 333-71192

Registration Statement File No. 333-123146

Registration Statement File No. 333-181230

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 (No. 333-59812)

Post-Effective Amendment No. 1 (No. 333-71192)

Post-Effective Amendment No. 1 (No. 333-123146)

Post-Effective Amendment No. 1 (No. 333-181230)

to
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Plum Creek Timber Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	91-1912863
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Union Street, Suite 3100

Seattle, Washington 98101-1374

(206) 467-3600

(Address of registrant’s principal executive offices)

Plum Creek Timber Company, Inc. 2000 Stock Incentive Plan (No. 333-59812)

Georgia-Pacific Corporation 1995 Shareholder Value Incentive Plan (No. 333-71192)

Georgia-Pacific Corporation/Timber Group 1997 Long-Term Incentive Plan (No. 333-71192)

Plum Creek Timber Company, Inc. Amended and Restated Stock Incentive Plan (No. 333-123146)

Plum Creek Timber Company, Inc. 2012 Stock Incentive Plan (No. 333-181230)

(Full titles of the plans)

Jose J. Quintana, Esq.

Assistant General Counsel

Plum Creek Timber Company, Inc.

601 Union Street, Suite 3100

Seattle, Washington 98101-1374

(206) 467-3600

(Name, address and telephone number of agent for service)

Copy to:

Gregg A. Noel, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, California 94301

(650) 470-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE, DEREGISTRATION OF UNSOLD SECURITIES

Plum Creek Timber Company, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), that remain unsold under each such Registration Statement as of the date hereof:

•	Registration Statement No. 333-59812, registering 3,425,000 shares of Common Stock issuable pursuant to the Plum Creek Timber Company, Inc. 2000 Stock Incentive Plan, filed with the SEC on April 30, 2001;

•	Registration Statement No. 333-71192, registering 25,000 shares of Common Stock issuable pursuant to the Georgia-Pacific Corporation 1995 Shareholder Value Incentive Plan and registering 650,000 shares of Common Stock issuable pursuant to the Georgia-Pacific Corporation/Timber Group 1997 Long-Term Incentive Plan, filed with the SEC on October 9, 2001;

•	Registration Statement No. 333-123146, registering 9,000,000 shares of Common Stock issuable pursuant to the Plum Creek Timber Company, Inc. Amended and Restated Stock Incentive Plan, filed with the SEC on March 4, 2005; and

•	Registration Statement No. 333-181230, registering 6,148,900 shares of Common Stock issuable pursuant to the Plum Creek Timber Company, Inc. 2012 Stock Incentive Plan, filed with the SEC on May 8, 2012.

On November 6, 2015, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”). On February 19, 2016, pursuant to the Merger Agreement, the Registrant is expected to be merged with and into Weyerhaeuser (the “Merger”), with Weyerhaeuser continuing as the surviving corporation in the Merger.

In connection with the Merger, the Registrant is terminating all offerings of its securities registered pursuant to the Registration Statements. The Registrant is filing these Post-Effective Amendments to hereby terminate the effectiveness of the Registration Statements and remove from registration any and all securities registered under the Registration Statements but that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that remain unsold at the termination of the offerings.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, Washington, on February 19, 2016.

PLUM CREEK TIMBER COMPANY, INC.

By:	/s/ James A. Kraft
Name:	James A. Kraft
Title:	Senior Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.